Exhibit 4.1

Description of the Registrant’s Securities

Registered under Section 12 of the Securities Exchange Act of 1934

The Common Stock, no par value per share (the “Common Stock”), of Finward Bancorp (the “Bancorp,” which is also referred to herein as “we,” “our,” or “us”) is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The following description of the material terms of the Bancorp’s Common Stock is only a summary. This summary does not purport to be a complete description of the terms and conditions of the Common Stock and is subject to and qualified in its entirety by reference to the Bancorp’s Restated Articles of Incorporation, which we refer to as the “Articles of Incorporation” and the Bancorp’s Amended and Restated By-Laws, which we refer to as the “By-Laws,” each of which are filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, as well as the Indiana Business Corporation Law, which we refer to as the “IBCL,” and any other documents referenced in the summary and from which the summary is derived.

Title and Class

The title and class of the capital stock of the Bancorp that is registered under Section 12 of the Exchange Act is Common Stock, without par value.

Authorized Shares

The Bancorp is authorized to issue up to 10,000,000 shares of Common Stock.

Dividend Rights

The Bancorp may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Bancorp’s board of directors may determine, subject to all statutory restrictions, including certain banking law restrictions.

The Bancorp’s declaration of dividends is subject to Indiana law, which generally restricts the payment of dividends to amounts that will not affect the ability of the corporation, after the dividend has been distributed, to pay its debts in the ordinary course of business.  Moreover, such dividends may not exceed the difference between the Bancorp’s total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of Common Stock.

In addition, the Federal Reserve Board may prohibit the Bancorp’s payment of dividends if it concludes such payment would raise safety and soundness concerns for either the Bancorp or its wholly-owned Indiana commercial bank subsidiary, Peoples Bank.

Voting Rights

Each holder of Common Stock generally has the right to cast one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders of the Bancorp.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide.  The Articles of Incorporation do not grant cumulative voting rights to the Bancorp’s shareholders.

Number of Directors; Classification of the Board

The By-Laws state that the Bancorp’s board of directors will consist of three or more members, with the number thereof to be determined from time to time by resolution of the board of directors.  The Bancorp’s board of directors is divided into three classes, with each class containing directors as nearly equal in number as possible, with the term of office of one class expiring each year.  Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, or until his or her death, resignation, disqualification, or removal, or until there is a decrease in the number of directors.

Liquidation Rights

In the event of the liquidation, dissolution, and/or winding-up of the Bancorp, either voluntary or involuntary, after payment is made to the holders of preferred stock, if any, of the full amount to which they may be entitled under the Articles of Incorporation, the holders of Common Stock are entitled, to the exclusion of the holders of preferred stock, to share ratably, according to the number of shares of Common Stock held by them, in all the remaining assets of the Bancorp available for distribution to its shareholders.

Amendment of Articles of Incorporation and By-Laws

Except as otherwise provided below, amendments to the Articles of Incorporation must be approved by a majority vote of the Bancorp’s board of directors and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment.

Any amendment or repeal of Article VIII of the Articles of Incorporation (regarding approval of business combinations), or of Sections 6.1 (regarding the number of members on the board of directors), 6.6 (regarding removal of directors), 7.2 (regarding special meetings of shareholders), 7.5 (regarding the By-Laws), 10.2 (regarding the redemption of shares acquired in control share acquisitions), or 10.3 (regarding election to be subject to Chapter 43 of the IBCL, the Indiana Business Combinations Statute), or any other amendment of the Articles of Incorporation which would have the effect of modifying or permitting circumvention of Article VIII or such other provisions of the Articles of Incorporation, requires the affirmative vote (i) of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of all classes of the Bancorp’s voting stock, acting as a single class; and (ii) a majority of the Bancorp’s independent shareholders (which is generally defined in the Articles of Incorporation as shares beneficially owned by persons other than certain related persons of the Bancorp).  Notwithstanding the foregoing, the voting thresholds described in the preceding sentence will not be required for any amendment to or repeal of the Articles of Incorporation if such amendment or repeal was approved by a favorable vote of at least two-thirds of the entire number of directors who qualify as “continuing directors” (as defined in the Articles of Incorporation) with respect to all related persons, in which case the amendment or repeal will only require more votes to be cast in favor of the amendment or repeal than cast against it.

The Articles of Incorporation also may be amended by the Bancorp’s board of directors without shareholder approval to designate a new series of preferred shares.

The By-Laws may be amended only by a majority vote of the entire number of directors of the Bancorp’s board at the time of the vote.

Anti-Takeover Effects of the Articles of Incorporation and By-Laws

General.  The Articles of Incorporation include several provisions that may have the effect of rendering the Bancorp less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the Bancorp’s board of directors.  These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult.  However, the Bancorp’s board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors.  Certain provisions in the Articles of Incorporation and By-Laws impede changes in the majority control of the Bancorp’s board of directors.  The By-Laws provide that the board will be divided into three classes, with directors in each class elected for staggered three-year terms.  As a result, it would take two annual elections to replace a majority of the Bancorp’s board.  Further, the By-Laws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

The By-Laws provide that any vacancy occurring in the board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, will be filled by selection of a successor, to serve for the remainder of the unexpired term, by a majority vote of the remaining members of the board; provided that, if such vacancy or vacancies leaves the board with no members or if the remaining members of the board are unable to agree upon a successor or determine not to select a successor, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

Under the Articles of Incorporation, any or all of the members of the board may be removed, for good cause, only at a meeting of the Bancorp’s shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least 80% of all the votes entitled to be cast at an election of directors.  Directors may not be removed in the absence of good cause.

Restrictions on Call of Special Meetings.  The By-Laws state that special shareholders’ meetings may be called at any time by the board of directors or the President, and shall be called by the board if the Secretary of the Bancorp receives written, dated, and signed demands for a special meeting from the holders of shares representing at least 80% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

No Cumulative Voting.  The Articles of Incorporation do not provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock.  The Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any.  In the event of a proposed merger, tender offer, or other attempt to gain control of the Bancorp not approved by the board of directors, it might be possible for the board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction.  An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent.  The Articles of Incorporation provide that the board, in determining whether to take or refrain from taking any action with respect to any matter, including the evaluation of a business combination or tender or exchange offer, and including making or declining to make any recommendation to shareholders of the Bancorp, may consider both the short term and long term best interests of the Bancorp (including the possibility that these interests may be best served by the continued independence of the Bancorp), taking into account, and weighing as the board deems appropriate, the social and economic effects thereof on the Bancorp’s present and future employees, suppliers, and customers and its subsidiaries, the communities in which offices or other facilities of the Bancorp are located, and any other factors the directors consider pertinent.

Procedures for Certain Business Combinations.  The Articles of Incorporation require the affirmative vote of 80% of the outstanding shares of all classes of voting stock (subject to certain “fair price” and supermajority director approval exceptions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of the Bancorp’s voting shares or their affiliates.

Amendments to Articles of Incorporation and By-Laws.  As noted above, except for certain exceptions, amendments to the Articles of Incorporation must be approved by a majority vote of the Bancorp’s board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment.  Additionally, any amendment or repeal of Article VIII of the Articles of Incorporation (regarding approval of business combinations), or of Sections 6.1 (regarding the number of members on the board of directors), 6.6 (regarding removal of directors), 7.2 (regarding special meetings of shareholders), 7.5 (regarding the By-Laws), 10.2 (regarding the redemption of shares acquired in control share acquisitions), or 10.3 (regarding election to be subject to Chapter 43 of the IBCL, the Indiana Business Combinations Statute), or any other amendment of the Articles of Incorporation which would have the effect of modifying or permitting circumvention of Article VIII or such other provisions of the Articles of Incorporation, requires the affirmative vote (i) of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of all classes of the Bancorp’s voting stock, acting as a single class; and (ii) a majority of the Bancorp’s independent shareholders.

The Articles of Incorporation may be amended by the board without shareholder approval to designate a new series of preferred shares.

The By-Laws may be amended only by a majority vote of the entire number of directors of the Bancorp’s board at the time of the vote.

Absence of Other Rights

The Company’s Common Stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights.

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